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                                                                   Exhibit 99.11



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report for Goldman Sachs Growth and Income Fund, Goldman Sachs CORE U.S. Equity Fund (formerly the Goldman Sachs Select Equity Fund), Goldman Sachs Mid Cap Equity Fund, Goldman Sachs International Equity Fund, Goldman Sachs Asia Growth Fund, Goldman Sachs Balanced Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Small Cap Equity Fund of Goldman Sachs Trust dated March 15, 1997, the use of our report for Goldman Sachs Adjustable Rate Government Fund, Goldman Sachs Short Duration Government Fund, Goldman Sachs Short Duration Tax-Free Fund, Goldman Sachs Government Income Fund, Goldman Sachs Municipal Income Fund, Goldman Sachs Core Fixed Income Fund and Goldman Sachs Global Income Fund of Goldman Sachs Trust dated December 12, 1996 and the use of our report for the Goldman Sachs Institutional Liquid Assets Portfolios, Prime Obligations and Tax-Exempt Diversified Portfolios, of Goldman Sachs Trust dated February 10, 1997 (and to all references to our firm) included in or made a part of Post-Effective Amendment No. 35 and Amendment No. 37 to Registration Statement File Nos. 33-17169 and 811-5349, respectively.



                                        ARTHUR ANDERSEN LLP


Boston, Massachusetts
June 13, 1997